QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hostopia.com Inc. (the "Company")

The audits referred to in our report dated June 26, 2006, except as to note 15(d) which is as of August 11, 2006 included the related financial statement schedule as of March 31, 2006 and for each of the years in the three-year period ended March 31, 2006, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Toronto, Canada	/s/ KPMG LLP
August 11, 2006	Chartered Accountants

QuickLinks

Consent of Independent Registered Public Accounting Firm